UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 14, 2005

VALOR COMMUNICATIONS GROUP, INC.
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

001-32422	20-0792300
(Commission File Number)	(IRS Employer Identification No.)

201 E. John Carpenter Freeway, Suite 200, Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(972) 373-1000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 14, 2005, the Board of Directors of VALOR Communications Group, Inc. appointed Jerry E. Vaughn, age 60, as Senior Vice President and Chief Financial Officer of VALOR. In connection with the appointment, VALOR entered into an employment agreement and restricted stock grant agreement with Mr. Vaughn.
Prior to joining VALOR, Mr. Vaughn served as the Chief Financial Officer for US Unwired Inc., a publicly-traded telecommunications company, since 1999.
Mr. Vaughn’s employment agreement commences on October 1, 2005, will remain in effect until September 30, 2009 and can be renewed for successive one year periods thereafter. Mr. Vaughn will receive an annual base salary of $325,000, an annual incentive bonus and medical and other benefits. Mr. Vaughn’s annual bonus is targeted to be 100% of his annual base salary for the applicable year, although the Board of Directors of VALOR may increase or decrease the amount of any award in its discretion.
If Mr. Vaughn’s employment is terminated following a change of control of VALOR or a sale of substantially all of the assets of VALOR, or if Mr. Vaughn resigns for “Good Reason” (as such term is defined in his employment agreement), Mr. Vaughn will be entitled to receive severance benefits consisting of his annual base salary and continued medical and other benefits for up to 18 months following the date of his termination, and he may receive, under certain circumstances, a pro rata portion of his annual bonus for the year in which his employment terminates. Mr. Vaughn’s employment agreement provides that he will be restricted from engaging in competitive activities for one year after the termination of his employment. Mr. Vaughn will be restricted from engaging in competitive activities and soliciting employees for one year following termination of his employment with VALOR.
Mr. Vaughn has been granted, under the VALOR Communications Group, Inc. 2005 Long-Term Equity Incentive Plan, 361,533 shares of VALOR common stock for an aggregate purchase price of $36.15. Under the terms of Mr. Vaughn’s restricted stock grant agreement, 6.25% of the shares shall vest on January 1, 2006, 25% of the shares shall vest on each of January 1, 2007, January 1, 2008 and January 1, 2009, and 18.75% of the shares shall vest on October 1, 2009. The vesting schedule is subject to Mr. Vaughn’s continued employment by VALOR and certain change of control provisions.
Mr. Vaughn’s employment agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference. The press release announcing Mr. Vaughn’s appointment as Senior Vice President and Chief Financial Officer of VALOR is attached hereto as Exhibit 99.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On September 14, 2005, the Board of Directors of VALOR Communications Group, Inc. appointed Jerry E. Vaughn as its Chief Financial Officer, effective October 1, 2005. The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 5.02.
On September 14, 2005, the Board of Directors of VALOR Communications Group, Inc. appointed Grant Raney, age 45, as its Chief Operating Officer, effective immediately, to fill a vacancy in that position. Prior to his appointment as Chief Operating Officer of VALOR, Mr. Raney served, and will continue to serve, as senior vice president of operations, sales and marketing, the principal operating officer for VALOR. Mr. Raney’s duties, compensation, stock ownership and the terms of his employment agreement with VALOR have not changed as a result of this appointment. The press release announcing Mr. Raney’s appointment as Chief Operating Officer of VALOR is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement
99.1	Press Release dated September 19, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALOR COMMUNICATIONS GROUP, INC.
Date: September 19, 2005	/s/ William M. Ojile, Jr.
William M. Ojile, Jr.
Senior Vice President, Chief Legal Officer and Secretary